UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2011

Prime Estates & Developments, Inc.
(Name of registrant in our charter)

Nevada	333-162597	27 0611758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS I.D.

200 South Wacker Drive, Suite 3100, Chicago, Illinois,	60606
(Address of principal executive offices)	(Zip Code)

Telephone:  312.674.4529
(address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01 Entry into a Material Definitive Agreement.

A Memorandum of Understanding (MOU) between a) Prime Estates & Developments Inc., hereafter PMLT, and b) Anton Spaniol – AS , and c) Konstantinos Gogos – SV was entered into on December 1, 2011.

Purpose of The MOU:
The MOU is a preliminary agreement with purpose to conclude to a final agreement in which SV will acquire shares from PMLT for  services and/or assets. The preliminary agreement concerns all parties, and the shares will be issued to SV in tranches according to secondary agreements that will follow. The process of share, services, and assets exchange is described below.
Both parties will proceed to a final agreement only if all conditions will be agreed by both parties. If both parties do not agree on all conditions there will be no final contract and no obligations by any party.

Also, tax and legal considerations may play an important role for the parties and can be a reason to avoid entering into a final contract.

The parties desire to build a common business system in order to secure the infrastructural requirements for specific projects. Both parties will provide their best efforts in order to conclude to a final agreement but are under no obligation to do so and may not do so for any reason in their sole and absolute discretion.

During the period that The MOU is valid PMLT will have the right to do further other agreements that will not create any obstacle to our common goal. These agreements will be supplementary to PMLT and will not interfere with our parties intensions stated in The MOU, or affect the quality of the projects run by our parties.

The MOU provides in part as follows:

1) Summary. SV will provide energy projects from their own portfolio or from third parties to PMLT. PMLT will issue shares to SV for the acquisition of one or more projects. The specific project and the amount of shares issued for its acquisition will be determined on a new agreement. The parties will conduct data sharing in order to ensure the safety and efficiency and the quality of project implementation.

2) Negotiation period and procedures. The parties agree to make preparations for the main contract quickly (and to the best knowledge and conscience and to endanger any business and as described below):

a) SV will do all preparations in order to add at least 1 MW (solar park) in the first 6 months to PMLT after the suggested criteria will be met.
b) The Parties shall jointly operate and exchange information with the intention of having quality, safety and profitability of the projects.
c) Specifically, the parties agree, to contribute in organized activities related to common goals in the development of projects, the sales area, the participation in road shows, the structure, the management, the employees, etc.
d) All parties will be searching for energy projects that will be ideal for PMLT. SV will be making proposals for the acquisition of energy projects worth of about $ 100 million U.S. dollars over a five-year period.
e) The parties will be working together in order to create the appropriate conditions for a final agreement by the 01/Feb./2012. The date, 01/Feb./2012, should be the last valid day of the MOU.

3) Main contract. The final agreement, if agreement reached at all, should be signed after the completion of any necessary Due Diligence and no later than 1/Feb./2012.

The content of the final agreement between the two parties will be agreed in detail but will include the following points:

a)  For the initial contribution of minimum 1 MW (see Section 2a) from SV the following transaction process is agreed:

• For the contribution of commonly accepted and completed min. 500kW PV systems, 9,000,000 shares of PMLT should be issued and given to SV. The shares will be delivered to SV as will be determined on the final agreement. According to business law the issuance of new stock is a decision of the board of Directors of PMLT, and there is no need for approval from the rest of the shareholders of PMLT.
• For another contribution of commonly accepted and completed min. 500kW PV systems, another 9,000,000 shares of PMLT should be issued and given to SV. The rest of the terms will be as above.
• In the case of contribution of commonly accepted and completed in total min. 1MW PV systems, then 18,000,000 shares of PMLT should be issued and given to SV. The rest of the terms will be as above.
• The contribution of at least 1MW PV systems will be the initial collaboration between the parties. The parties will commonly decide on more future profitable projects that they wish to invest.

b) Board of Directors (BoD).   As soon as a formal contract has been signed and at least 1MW of PV systems has been added on PMLT, then the Board of Directors of PMLT will be increased to add two new directors, Mr. Anton Spaniol and Mr. Konstantinos Gogos.

The MOU contains other terms and conditions.  The entire MOU is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning this agreement.

Exhibits

10.1 Memorandum of Understanding (MOU)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused The report to be signed on its behalf by the undersigned thereunto duly authorized.

Prime Estates & Developments, Inc.

Date: December 4, 2011	/s/ Panagiotis Drakopoulos
Panagiotis Drakopoulos
Principal Executive Officer